As Filed With the Securities and Exchange Commission on February 28, 2025
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

Erie Indemnity Company
(Exact name of Registrant as specified in its charter)

    Pennsylvania    25-0466020
    (State of Incorporation)    (I.R.S. Employer Identification No.)

100 Erie Insurance Place
Erie, Pennsylvania 16530
(814) 870-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________

Erie Indemnity Company Deferred Stock plan for Outside Directors

(Full title of the plan)
_________________

Brian W. Bolash, Esq.
Executive Vice President, Corporate Secretary & General Counsel
Erie Indemnity Company
100 Erie Insurance Place
Erie, Pennsylvania 16530
814-870-2000
(Name, address, including zip code, and telephone number, including area code of agent for service)
_________________

Copies to:
Michael C. Donlon, Esq.
Bond, Schoeneck & King, PLLC
200 Delaware Avenue, Suite 900
Buffalo, New York 14202
(716) 416-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated file	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This registration statement is being filed to register additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to a director benefit plan is effective. Specifically, this Form S-8 registers additional shares of the registrant’s Class A Common Stock, no par value (the “Common Stock”), for issuance under the Erie Indemnity Company Deferred Stock Plan for Outside Directors (as amended, restated, supplemented or otherwise modified from time to time, the “Plan”). The Plan constituted a spin-off of the Deferred Stock Accounts from the Erie Indemnity Company Deferred Compensation Plan for Outside Directors (the “Deferred Compensation Plan”) and was generally effective as of July 29, 2015 and was amended and restated as of April 25, 2023. A previously filed Form S-8 (Reg. No. 333-148705) registered shares of Common Stock for issuance under the predecessor Deferred Compensation Plan, which remains effective for Common Stock to be issued under the Plan. Accordingly, pursuant to General Instruction E to Form S-8, this registration statement consists only of the facing page, this explanatory note, required consent and other exhibits, and the signature page. The contents of the above-referenced registration statement are incorporated by reference. The filing fee is being paid with respect to the additional securities only, as set forth in Exhibit 107 filed herewith.

The shares of Class A Common Stock to be issued pursuant to the Plan and registered hereunder will be purchased in the open market and will not increase the number of issued and outstanding shares of Class A Common Stock of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.
10.1
Erie Indemnity Company Deferred Stock Plan for Outside Directors (as amended and restated April 25, 2023), dated April 25, 2023 (incorporated by reference to the Appendix to the Registrant’s Information Statement for the 2023 Annual Meeting of Shareholders filed with the Commission on March 24, 2023)

23	Consent of Ernst & Young LLP (filed herewith)

24	Power of Attorney (included on signature page)

107	Calculation of Filing Fee Table (filed herewith)

[No opinion of counsel is being furnished because the securities being registered are not original issuance securities and the Plan is not subject to the requirements of ERISA.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Erie, Pennsylvania on February 28, 2025.

ERIE INDEMNITY COMPANY

By: /s/ Brian W. Bolash
Brian W. Bolash
Executive Vice President, Corporate Secretary & General Counsel

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Brian W. Bolash or Julie M. Pelkowski his/her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities indicated below on February 28, 2025.

Signature	Title
/s/ Timothy G. NeCastro Timothy G. NeCastro	President and Chief Executive Officer
/s/ Julie M. Pelkowski Julie M. Pelkowski	Executive Vice President and Chief Financial Officer
/s/ Jorie L. Novacek Jorie L. Novacek	Senior Vice President and Controller
/s/ J. Ralph Borneman, Jr. J. Ralph Borneman, Jr.	Director
/s/ Eugene C. Connell Eugene C. Connell	Director
/s/ Salvatore Correnti Salvatore Correnti	Director
/s/ LuAnn Datesh LuAnn Datesh	Director
/s/ Jonathan Hirt Hagen Jonathan Hirt Hagen	Director
/s/ Thomas B. Hagen Thomas B. Hagen	Director
/s/ C. Scott Hartz C. Scott Hartz	Director
/s/ Brian A. Hudson, Sr. Brian A. Hudson, Sr.	Director
/s/ George R. Lucore George R. Lucore	Director
/s/ Thomas W. Palmer Thomas W. Palmer	Director
/s/ Elizabeth Hirt Vorsheck Elizabeth Hirt Vorsheck	Director